Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Global Depositary Shares, each representing five CPOs of Grupo Televisa, S.A.B. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: February 14, 2025

Fintech LatAm S.à r.l.

/s/ Julio R. Rodriguez Jr.
Name: Julio R. Rodriguez Jr.
Title: Category C Manager and Attorney in Fact

Fintech Holdings Luxembourg S.à r.l.

/s/ Julio R. Rodriguez Jr.
Name: Julio R. Rodriguez Jr.
Title: Authorized Person

Fintech Holdings Inc.

/s/ Julio R. Rodriguez Jr.
Name: Julio R. Rodriguez Jr.
Title: Authorized Person

David Martínez

/s/ David Martínez
Name: David Martínez